UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 10, 2016
Active Power, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30939	74-2961657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2128 W. Braker Lane, BK 12, Austin, Texas	78758
(Address of principal executive offices)	(Zip Code)

(512) 836-6464
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Amendment No. 1 on Form 8-K/A (this “Amendment”) is being filed by Active Power, Inc. (the “Company”) to amend the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 26, 2016 (the “Original Report”), solely to supplement Item 5.02 of the Original Report to include additional disclosure regarding compensation and board committee membership. This Amendment does not otherwise amend, update or change any other disclosure contained in the Original Report.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) As previously disclosed in the Original Report, on January 20, 2016, Mr. Daryl Dulaney was appointed to the Board of Directors of the Company (the “Board”) as a Class II Director.

In addition to the compensation previously disclosed in the Original Report, on February 10, 2016 the Compensation Committee of the Board determined that Mr. Dulaney's initial equity award would be increased to 15,000 options, to be granted under the Company’s Amended and Restated 2010 Equity Incentive Plan when the Company's stock trading window next opens. The award will vest fully on the first anniversary of the date of grant, subject to Mr. Dulaney's continued service through such date.

At the time the Original Report was filed, the Board had not determined to which Board committee(s) Mr. Dulaney would be assigned.  On February 11, 2016, the Board named Mr. Dulaney to the Audit Committee of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVE POWER, INC.

Date: February 16, 2016	By: /s/ James A. Powers
James A. Powers
Chief Financial Officer and Vice President of Finance